Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of McGrath RentCorp and Subsidiaries on Form 10-K for the year ended December 31, 2016.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of McGrath RentCorp and Subsidiaries on Forms S-8 (File No. 333-74089, effective March 9, 1999, File No. 333-151815, effective June 20, 2008, File No. 333-161128, effective August 6, 2009 and File No. 333-183231, effective August 10, 2012).

/s/ Grant Thornton LLP

San Jose, California

February 28, 2017